EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of April 13, 2014 by and between H. King Corbett, a resident of the State of Maryland ("Employee"), and Bay Bank, FSB, a federally chartered savings bank ("Employer").

WITNESSETH:

WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of their employment relationship.

NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Employment and Duties. Employer hereby employs Employee to serve as the Chief Lending Officer of Employer and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity.  Employee acknowledges and agrees that as the Chief Lending Officer of Employer, Employee’s duties shall include, but shall not be limited to,  managing the commercial lending activities of Employer’s business (which shall hereafter be referred to collectively as the "Duties"). During the term of this Agreement, Employee will devote Employee’s full time and effort to performing the Duties. Employee shall perform the Duties at one of the following locations, as specified by the Employer from time to time, or such other office in the Greater Baltimore region as the Employer may establish from time to time: 2328 West Joppa Road, Lutherville, Maryland 20193 (the “Headquarters Office”), 7151 Columbia Gateway Drive, Columbia, Maryland 21046 (the “Operations Center”), or 9515 Deereco Road, Lutherville, Maryland 21046  (the “Mortgage Services Office”).  Employee shall report to the Chief Executive Officer of Employer or such other person as may be designated by the Chief Executive Officer of Employer.

2.Term. Subject to termination pursuant to the provisions of Section 12 of this Agreement, Employee's employment under this Agreement shall be deemed to commence on April 13, 2014 (the “Commencement Date”) and shall continue until the first anniversary thereof. The period of employment shall be automatically extended for additional one-year terms on each anniversary, commencing on the first anniversary of the Commencement Date and each one-year anniversary thereafter; provided, that each such extension is reviewed and approved by the Board of Directors of the Employer prior to the commencement of each applicable extension period. Notwithstanding the foregoing, in no case shall any extension occur if either (i) the Board of Directors of the Employer does not approve the extension of the Agreement for any subsequent extension period, or (ii) either party, no later than 90 days prior to any said anniversary, delivers written notice to the other of its intention that this Agreement shall not be so extended.

3.Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee in accordance with the terms set forth in Exhibit A, net of applicable withholdings, payable in semi-monthly installments or such other compensation payment schedule as may be adopted by Employer for its full time Employees. Subject to regulatory approval and in addition to Employee's base salary, Employer also may pay Employee an annual performance-based bonus in an amount and with relevant qualifying criteria to be determined by Employer's Board of Directors in its sole discretion.

4. Expenses. As long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

5. Employee Benefits. As long as Employee is employed hereunder, Employee shall be entitled to participate in the various employee benefit programs adopted by Employer from time to time that are available generally to executive officers of the Employer.

6. Vacation. Employee shall be entitled to four weeks annual paid vacation per year; provided that Employee shall not use more than two weeks vacation in any 60-day period.

7. Confidentiality. In Employee's position as an employee of Employer, Employee has had and will have access to Confidential Information (as hereinafter defined), Trade Secrets (as hereinafter defined) and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires, as a condition to Employee's employment with Employer, that Employee agree to certain restrictions on Employee's use of the Confidential Information, Trade Secrets, and the proprietary information and valuable relationships developed during Employee's employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that Employee shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of the Duties hereunder, as an essential incident of Employee's employment with Employer.

7.2For the purposes of this Section 7, the following definitions shall apply:

7.2.1 "Trade Secret" shall mean the identity and addresses of customers of Employer and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (1) is valuable and secret (in the sense that it is not generally known by or available to competitors of Employer) and (ii) otherwise qualifies as a "trade secret" under Maryland law pursuant to the Maryland Trade Secrets Act of 1990, as amended.

7.2.2 "Confidential Information" shall mean all "non-public Personal Information," as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. Section 680, et seq.) and its implementing regulations (collectively, the "GLB Act") that concerns any of the Employer's "customers and/or consumers", as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to Employer and not generally known by or available to the public. Confidential Information shall include, but not be limited to, Business Opportunities (as hereinafter defined) of Employer, the details of this Agreement, Employer's business plans and financial statements and projections, information as to the capabilities of Employer's employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, and any list of actual or potential customers, to the extent such information is material to Employer and not generally known by or available to the public.

7.2.3  "Business Opportunities" shall mean any specialized information or plans of Employer not disclosed or available to the public concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(i) that is or becomes generally known by or available to the public, not in violation of this Agreement;
(ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;
(iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;
(iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or
(v) that Employer's Board of Directors approves for release.

7.3Employee shall not, without the prior approval of Employer's Board of

Directors, during Employee’s employment with Employer and for so long thereafter as the information or data remains Trade Secrets, use or disclose, or permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets.

7.4Employee shall not, without the prior written consent of Employer, during his employment with Employer and for a period of two years thereafter or as long as the information or data remains competitively sensitive, whichever is longer, use or disclose, or permit any unauthorized person who is not employed by Employer to use, disclose, or gain access to, any Confidential Information, except as provided in Section 7.2 of this Agreement.

8. Observance of Security Measures. During Employee's employment with
Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.

9. Return of Materials. Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade

Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

10. Severability. Employee acknowledges and agrees that the covenants contained in
Sections 7 through 9 and Section 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business by and between Employer and Employee, and that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer's enforcement of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement.

11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined in section 12.2), at the instigation or upon the initiative of any party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible. Employee, therefore, acknowledges and agrees that Employer shall be entitled, in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12.Termination.

12.1 During the term of this Agreement, Employee's employment, including without limitation, all compensation, salary, expense reimbursement, and employee benefits, may be terminated (i) at the election of Employer for Cause (as defined in Section 12.2 hereof) or without Cause, upon Employer's delivery of notice of either to Employee; (ii) at the election of Employee for Good Reason, as defined in Section 12.7 hereof, or without Good Reason, upon Employee's delivery of notice of either to Employer; (iii) upon Employee's death; or (iv) at the election of either party, upon Employee's disability resulting in an inability to perform the Duties described in Section 1 of this Agreement for a period of 180 consecutive days, upon either party's delivery of notice of such election thereafter to the other party.

12.2 As used in this Agreement, "Cause" shall mean (i) conduct by Employee that amounts to fraud, personal dishonesty, incompetence, breach of fiduciary duty involving personal profit, gross negligence or willful misconduct in the performance of or intentional failure to perform his stated Duties; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (iii) any federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend Employee from participating in the conduct of Employer's affairs; (iv) willful violation of any final cease-and-desist order; (v) knowing violation of federal or state banking laws or regulations which are likely to have a material adverse effect on Employer, as determined by the Board of Directors or CEO; (vi) refusal to perform timely a reasonable and duly authorized directive of Employer's Board of Directors or CEO clearly communicated to Employee by the Board of Directors or CEO that is consistent with the scope of Employee's duties under this Agreement unless Employee in good faith believes that such act would cause Employee to breach his fiduciary duties to Employer or that such act would be in violation of any federal or state law or regulation; (vii) or material breach of any provision of this Agreement.

12.3 No termination by Employer shall be effective unless it is approved by a majority vote of Employer's Board of Directors.

12.4 The Board of Directors may terminate the Employee's employment at any time, but any termination by the Employer's Board of Directors other than termination for Cause, shall not prejudice the Employee's right to compensation or other benefits under this Agreement. If this Agreement is terminated by Employer for Cause, Employee shall receive no further compensation or benefits other than all accrued and unpaid compensation and benefits through the effective date of such termination. Employer shall pay the foregoing amount in a lump-sum payment within five (5) business days after the effective date of such termination.

12.5 If this Agreement is terminated either pursuant to Employee's death or Employee's disability, Employee shall receive no further compensation or benefits other than:(a) all accrued and unpaid compensation and benefits through the effective date of such termination, and (b) any accrued but unused vacation computed on a daily basis. Employer shall pay the amounts described in items (a) and (b) to Employee or Employee's estate, in the event of death, in a lump-sum payment within ten (10) business days of the date of such termination or notice of such termination, whichever is later.

12.6 If Employee is terminated by Employer without Cause pursuant to Section 12.1(i), other than upon Employee’s death or disability, or if Employee’s employment is terminated by Employee for Good Reason (as defined in Section 12.7), Employee shall be entitled to payment from Employer of any accrued unpaid base salary and accrued unused vacation time in lump sum, and an amount equal to six (6) months of Employee’s then current base salary, payable in six (6) equal monthly payments commencing two (2) weeks after the date that the Release described in Section 12.8 hereof becomes effective and irrevocable, in accordance with Employer's regular payroll procedures.

12.7 As used in this Agreement, "Good Reason" shall mean (i) without Employee's consent, Employer reduces or fails to pay Employee's then current Base Salary, (ii) without Employee's consent, Employer reduces or fails to pay Employee's then current Board approved, earned performance-based compensation in accordance herewith, (iii) Employer reduces or diminishes or fails to provide or pay (excluding premium adjustments and changes generally applicable to employees of Employer) Employee's then current benefits (which are in addition to Employee's Base Salary and performance-based compensation) (including those described on Exhibit A, other than as part of a reduction in benefits applicable to all executive officers or employees of Employer), (iv) without Employee's consent, Employer materially diminishes Employee's then current title and authorities, (v) without Employee's consent, Employer materially changes Employee's then current primary Duties, (vi) without Employee's consent, Employer requires Employee to report to anyone other than Employer's Chief Executive Officer, another Executive Officer, or the Employer's Board of Directors, or that of an affiliate of Employer, (vii) changes Employee's primary place of work by more than 60 miles from the Employee’s most recent primary place of work under this Agreement,  or (viii) Employer breaches any material provision of this Agreement.

12.8 Employer's obligation to pay any severance as provided in this Section 12 (arising other than as a result of Employee's death or disability) will not apply unless Employee (i) resigns as an officer of Employer and Employer's affiliates, if any, to the extent each is applicable, (ii) has returned all Employer property and (iii) signs and does not revoke a general release of claims (in a form prescribed by Employer) of all known and unknown claims that Employee may then have against Employer or persons affiliated with Employer (the "Release")

and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the "Release Deadline"). If the Release does not become effective and irrevocable by the Release Deadline and clauses (i) and (ii) above are not satisfied, Employee will forfeit any rights to severance under this Section 12. In no event will severance payments be paid or provided until the Release becomes effective and irrevocable. The Release shall cover all claims, known or unknown, relating to Employee's employment, including without limitation any claims for discrimination or the Employer's breach of this Agreement. The Release shall exclude any claims with respect to any issued capital stock of Employer and any vested stock options (to the extent that such stock options by their terms expressly survive the termination of employment), and any severance pay, benefits and other post-employment obligations of the Employer as contemplated by this Section 12. Severance payments shall be subject to withholding, as applicable.

12.9 In the event Employee is terminated pursuant to Section 15.8 of this Agreement, Employee shall be entitled to receive only the compensation and benefits set forth in Section 15.8.

12.10 Notwithstanding any provisions hereof to the contrary, if there occurs a Change in Control (as defined herein) of the Employer and, within 180 days after the date of the closing of the transaction effecting such Change in Control, Employer terminates Employee’s employment without Cause and not upon Employee’s death or disability, or Employee terminates Employee’s employment for Good Reason, Employer shall pay Employee a lump sum cash payment in an amount equal to one hundred percent (100%) of the Employee's then current base salary. This payment shall be paid to Employee by the Employer after the delivery of such notice of termination and within two (2) weeks after the date the Release described in Section 12.8 hereof becomes effective and irrevocable.  As used in this Section, "Change in Control" shall mean:

in any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of Employer;

(a)	the sale of all or substantially all of the assets of the Employer; or
(b)	the liquidation of the Employer.

In addition to the lump sum payment, under the circumstances described in this Section, Employee may be entitled to accelerated vesting of unvested stock options in accordance with any stock option plan of Employer then in effect, with any such accelerated vesting to be governed by the terms of any such stock option plan.

12.11 If Employer breaches any material provision of this Agreement, Employee shall be entitled to terminate this Agreement by giving Employer 30 days' advance written notice thereof; provided, however, that Employer shall have the opportunity to cure such breach within said 30-day period (the "Notice Period"). If Employer fails to cure such breach within the Notice Period, this Agreement shall be terminated effective as of the expiration of the Notice Period and Employer shall pay Employee a lump sum cash payment in an amount equal to fifty percent (50%) of the Employee's then current base salary, any accrued unpaid base salary and accrued unused vacation time within two (2) weeks after the date of the Notice Period and the date the Release described in Section 12.8 hereof becomes effective and irrevocable.

12.12If Employer does not renew this Agreement at the end of the then-current term, Employee shall be entitled to payment from Employer of any accrued unpaid base salary and accrued unused vacation time in lump sum within two (2) weeks after the date of termination, in accordance with Employer's regular payroll procedures.

12.13. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and Federal Deposit Insurance Corporation (FDIC) regulations 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

12.14. Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights and obligations of the parties hereto shall be subject to the following:

(a)If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)) the Employer's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c) If the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit
Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (c) shall not affect any vested rights of the contracting parties:

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Employer:

(i) By the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the association under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

(ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the association or when the association is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

13.

Notices. Any notice or other communication required or permitted to be given shall be in writing and addressed to the respective party as set forth below. Notices shall be effective when actually delivered by any commercially reasonable means, provided that if such delivery occurs on any day other than a business day or after the close of business on any business day, the same shall be effective on the next business day. Further, notices sent by certified or registered mail, return receipt requested, or by nationally recognized express courier service, shall be effective on the earlier of (i) actual delivery or (ii) refusal to accept delivery or on failure of delivery because the recipient address is not open to receive deliveries between 9:00 am and 5:00 pm on any business day. Notices sent by telecopy or other electronic means shall be effective only if also sent by nationally recognized express courier service for delivery on the next business day. Notices shall be addressed as follows:

Lutherville, MD 21093

Employer: Employee:	Bay Bank, FSB 2328 W. Joppa Road Lutherville, MD 21093 Attention: Kevin B. Cashen H. King Corbett

14.	Covenant Not to Compete, Not to Solicit and Not to Hire.

14.1 For purposes of this Section 14, it is agreed that Employer conducts the following business in a geographic area that includes a 60 mile radius from the Headquarters Office and such other business locations as Employer has established or may establish in the future:   Employer transacts business as a bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking and such other business as may lawfully be engaged in by a federal savings bank (collectively, the "Business of Employer").

14.1.3 For purposes of this Section 14, it is agreed that Employee will establish business relationships and perform the Duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of 60 miles from the Headquarters Office.

14.2Employee covenants and agrees that for a period of six (6) months after the termination of Employee’s employment, whether such termination is initiated by Employer or Employee, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any financial institution, corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the Duties for any entity or person conducting the Business of Employer within the geographic area covered by a circle having a radius of 60 miles from the Employee’s most recent primary place of work under this Agreement; provided, however, that in the case of non-renewal of the current term of this Agreement by Employer, the covenant provisions of this subsection 14.2 shall last for a period of three (3) months from the termination date rather than six (6) months from the termination date.

14.3 During the term of this Agreement and for a period of one (1) year after termination of Employee’s employment, whether such termination is initiated by Employer or Employee, Employee will not, directly or indirectly, on Employee's behalf or on behalf of any other person or entity, solicit for the purpose of providing any product or service to any existing customer of the Employer. For purposes of this paragraph, Employee shall not be deemed to be soliciting a customer of the Employer if the activities are limited to generic marketing activities to be directed to a broad segment of the general public, even though such marketing activities could result in solicitations being received by a customer of the Employer.

14.4 During the term of this Agreement and for a period of one (1) year after termination of Employee’s employment, whether such terminated is initiated by Employer or Employee, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Employer to terminate his or her employment with Employer nor will Employee solicit any employee who has terminated their employment with the Employer after such termination date in connection with any business initiated by Employee or any other person, or entity. Employee further agrees that information as to the capabilities of Employer's employees, their salaries and benefits, and any other terms of their employment are Confidential Information and proprietary to Employer.

14.5 Employee and Employer agree that in the event Employer relocates its Headquarters Office at any time during the term of this Agreement, subject to paragraphs 12.7 and 12.10, they shall promptly amend this Agreement by updating the address of the Headquarters Office referenced in this Agreement so that it lists the then current headquarters and geographic area served by Employer for which Employee performs the Duties, and such new location shall thereafter be deemed to be the "Headquarters Office" for the purposes of this

Agreement.

15.Miscellaneous.

15.1 This Agreement, together with Exhibit A, constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

15.2 This Agreement shall be governed by the laws of the State of Maryland.

15.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

15.4 Time is of the essence in this Agreement.

15.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee.

15.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

15.7 Employee represents and warrants that no restrictions or covenants exist which would restrict or prohibit his performance hereunder.

15.8 Upon acceptance by all parties, this Agreement shall be contingent upon a work history, criminal and academic background check of Employee by Employer and appropriate banking regulatory agencies, if applicable. In the event that in the reasonable determination of Employer or a banking regulatory agency, Employee has been less than forthright in his disclosure of such information to Employer or the appropriate banking regulatory agency objects to Employee's service as Chief Lending Officer, without conditions, then this Agreement shall be null and void other than Employer shall pay to Employee an amount equal to all accrued and unpaid compensation and benefits through the effective date of any such notice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

"EMPLOYEE"

____/s/ H. King Corbett

"EMPLOYER"

BAY BANK, FSB

By:  ___/s/ Kevin B. Cashen

Name:    Kevin B. Cashen

Title:President & CEO

Exhibit A
to Employment Agreement By and Between
H. King Corbett
and
Bay Bank, FSB

Employee Compensation and Equity Participation

Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement.

Base Salary/Bonus: $180,000 per year and shall be eligible for annual increases in an amount equal to such amount as the Board of Directors in its discretion shall determine to be appropriate under the circumstances. The Board of Directors shall consider, among other considerations, a review of market data annually for the average compensation package for the Chief Lending Officer of institutions of comparable size when determining an annual increase.

Employee shall be eligible to receive an annual performance bonus with the amount of any bonus award to be paid to Employee to be determined based upon the Employee meeting certain performance criteria (including but not limited to performance of the Employer) established by the Board of Directors, in consultation with Employee and the CEO of Employer, in the sole discretion of the Board of Directors. Payment of any performance bonus will not be made until the Board of Directors has determined, according to reasonable safety and soundness standards and subject to any regulatory requirements or limitations, that the overall financial condition of Employer, including asset quality, will not be adversely affected by the payment of the performance bonus.

The Employee will be entitled to participate in such stock equity plans as Employer’s Board of Directors may establish and implement from time to time covering Employee and similarly situated executives of Employer.

Group Insurance: Employee shall be entitled to participate in such health, hospitalization, dental, life insurance, and any other insurance plans as may be adopted by Employer's Board of Directors for its employees and their dependents. If Employer does not have in place a group life insurance plan, Employer shall establish an executive life insurance policy for Employee.

Trade and Civic Associations: Employer will pay Employee's membership dues in such trade and civic associations as determined by Employer's Board of Directors in its sole discretion.

This is to confirm my understanding and agreement that the Employment Agreement to which this addendum is attached is subject to ratification by Employer's Board of Directors at its next scheduled meeting.

The only restrictions or covenants which would restrict or prohibit my performance under the Employment Agreement are listed below:

[Specify, or state "none"]

"EMPLOYEE"

_/s/ H. King Corbett___

(Signature)